EXHIBIT 99.1

Contacts:	News Release
For Immediate Release

Richard Mack	Tony Lorentzen
Nuance Communications, Inc.	Viecore, Inc.
Tel: (781) 565-5000	Tel: (201) 252-9100
Email: richard.mack@nuance.com	Email: tony.lorentzen@viecore.com

Kristen Wylie
Nuance Communications, Inc.
Tel: (781) 565-5000
Email: kristen.wylie@nuance.com
Nuance to Acquire Viecore, Expand Services Capabilities for
Enterprise Speech Solutions for Key Vertical Markets
Transaction to Broaden Nuance’s Services Capabilities
in Financial Services, Telecommunications, Healthcare, Utilities and Government
BURLINGTON, Mass., October 22, 2007 — Nuance Communications, Inc. (NASDAQ: NUAN), the leading supplier of speech solutions, today announced that it has signed an agreement to acquire Viecore, Inc., a consulting and systems integration firm specializing in the deployment of contact center solutions for large enterprises.
Viecore expands Nuance’s professional services capabilities and complements its existing partnerships, allowing the Company to deliver end-to-end speech solutions and system integration for speech-enabled customer care in key vertical markets including financial services, telecommunications, healthcare, utilities and government. Viecore’s consulting services, systems integration experience and significant intellectual property related to services delivery allow Nuance to further accelerate the deployment of customer care solutions.
“The growing acceptance of speech solutions in contact centers has resulted in accelerating network speech sales, where growth exceeded 25 percent in the most recent quarter,” said Wes Hayden, president of the Nuance Enterprise division. “Increasingly last year, we received requests from our enterprise customers for us to take responsibility for the integration of core speech technology and applications with their enterprise systems. The demand for larger, more comprehensive enterprise speech solutions requires deeper and broader consulting and implementation services. Businesses can now work with a single, trusted provider to meet their end-to-end delivery needs for the speech-enabled contact center.”

“To deliver great customer interactions, organizations must not only have the necessary infrastructure and technology, they must also be able to get the most out of their contact center investments,” said Thomas Chisholm, president and CEO of Viecore. “By combining our contact center services expertise, speech experience and complete solution delivery process with Nuance’s comprehensive customer experience focus, we’re better positioned to drive superior enterprise-level service solutions.”
Viecore brings many advantages and synergies that enhance Nuance’s ability to provide complete contact center services for the total customer experience:
•	Deep Expertise to Optimize the Customer Experience: With Viecore’s contact center expertise, deep industry vertical knowledge and speech capabilities, Nuance will be able to combine and integrate multiple technologies to provide a superior end-to-end customer experience. Nuance can deliver the full range of services required to plan, design, develop, deploy, integrate and optimize enterprise speech solutions.

•	Broad Partner Relationships: Viecore will bring strong relationships with many of Nuance’s partners including Avaya and Genesys. These partners can now work with one team to service the needs of joint customers, simplifying the sales, deployment and ongoing maintenance processes.

•	Expanded Services Capabilities: Nuance will now be able to implement and optimize a full range of contact center solutions — including caller interaction services using speech and touchtone, computer telephony integration (CTI), agent desktop and reporting solutions and systems integration — utilizing all leading platforms and technologies. In addition, Viecore’s Federal Systems division enables Nuance to leverage stringent software development practices and standards for Government solutions.

•	Strong Customer Base: Viecore has deployed customer interaction solutions across a wide range of industry segments in thousands of enterprises, including Aetna, AIG, Bank of America, Delta, DHL, GE, Hertz, Horizon BCBS, National Grid, Prudential, Sears, Wellpoint and Wells Fargo.

•	Talented Employees: Viecore’s professional services organization offers one of the industry’s most experienced multi-platform integration teams, delivering a more comprehensive contact center experience to reinforce Nuance’s core speech solutions expertise.
Nuance expects the transaction to close within the next 30 days.
About Viecore
Viecore is a leading consulting and systems integration firm delivering end-to-end automated customer interaction solutions. Since 1989, Viecore has been a trusted advisor to enterprise-level corporations, providing leadership and guidance in defining contact center strategies. Its integration services bring together CTI (computer telephony integration), IVR (interactive voice response), speech, and web technologies—to deliver comprehensive customer interaction management solutions for a wide range of industry segments. Its customer interaction solutions are deployed in thousands of enterprises worldwide, helping millions of callers every day, access information and perform self-service transactions. Viecore is headquartered in Mahwah, N.J.
About Nuance Communications, Inc.
Nuance is a leading provider of speech and imaging solutions for business and consumers around the world. Its technologies, applications, and services make the user experience more compelling by transforming the way people interact with information and how they create, share, and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.
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Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Statements in this document regarding Nuance’s proposed acquisition of Viecore, the product and service capabilities of the combined company and the market for those products and services, benefits and synergies of the transaction, the expected timetable for completing the transaction, future opportunities for the combined company, and any other statements about Nuance or Viecore managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability of Nuance to successfully integrate the product and service offerings of the combined company, the ability to retain Viecore’s partners and customers, and the other factors described in Nuance’s Annual Report on Form 10 K/A for the year ended September 30, 2006. Nuance disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.